EXHIBIT 2(d)


                   ADDENDUM TO BY-LAWS DATED OCTOBER 31, 1995

         Two or more members of any committee shall constitute a quorum unless the Board shall otherwise provide.

         Copies of the minutes of all meetings of committees other than the Nominating Committee and the Executive Committee shall be distributed to the Board unless the Board shall otherwise provide.

         SECTION 9. Telephone Meetings. Members of the Board of Directors or a committee of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

         SECTION 10. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent to such action is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

         SECTION 11. Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors for services in any capacity and to reimburse reasonable expenses incurred by the directors in connection with rendering those services.

                                  ARTICLE III.

                                    Officers.

         SECTION 1. Officers. The executive officers of the Corporation shall be elected annually by the Board of Directors and shall be a Chairman of the Board, *a President, a Secretary and a Treasurer. The Chairman of the Board shall be selected from among the directors. The Board may also appoint one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers, employees and agents as it may deem appropriate. Any two or more offices, except those of President and Vice-President, may be held by the same person but no person shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, the Articles of Incorporation or these By-Laws to be executed, acknowledged or verified by two or more officers.

----------
*As amended on October 31, 1995.

         SECTION 2. Term. Officers shall serve for one year and until their successors are elected and shall qualify, but any officer may be removed (except as a director) by action of a majority of the entire Board of Directors whenever, in the judgment of the Board, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. The Board of Directors may fill any vacancy which may occur in any office.

         SECTION 3. Authority and Duties. All officers and agents of the Corporation shall have such authority and perform such duties in the management of the property and affairs of the Corporation as generally pertain to their respective offices, as well as such authority and duties as may be determined by resolution of the Board of Directors.

         Without limiting the generality of the foregoing and subject to the provisions of the Articles of Incorporation of the Corporation and to the order of the Board of Directors, the President shall be the chief executive officer of the Corporation and shall exercise general supervision and direction over the affairs of the Corporation and the* Treasurer shall be the chief financial and accounting officer of the Corporation and as such shall receive, or cause to be received, and give, or cause to be given, receipts for all funds and securities paid or delivered to, or for the account of the Corporation; shall cause such funds and securities to be deposited for the account of the Corporation with such custodians as may be designated by the Board of Directors; shall pay or cause to be paid out of the funds of the Corporation all just debts of the Corporation upon their maturity; shall maintain, or cause to be maintained, accurate records of all receipts, disbursements, assets, liabilities and transactions of the Corporation; shall see that adequate audits thereof are regularly made; and shall, when required by the Board of Directors, render accurate statements of the condition of the Corporation.

         SECTION 4. Compensation of Officers. The Board of Directors may determine what, if any, compensation shall be paid to officers of the Corporation.

                                   ARTICLE IV.

                                Indemnification.

         SECTION 1. The Corporation shall indemnify any person who was or is a director, officer, or employee of the Corporation and may advance the reasonable expenses incurred by a director who is a party to the proceeding to the maximum extent permitted by the Maryland General Corporation Law subject to the limitations of the Act.

----------
*As amended on October 31, 1995.